                                                                   EXHIBIT 10.19



               Thermwood Option To Purchase Edgar Mulzer's Shares

                                OPTION AGREEMENT
         This agreement, entered into this 4th day of February, 1999, by and between the Thermwood Corporation, an Indiana corporation having its principal place of business at 904 Old Buffaloville Road, Dale, Indiana, hereinafter referred to as Thermwood; and Edgar Mulzer, an individual residing at 401 Tenth Street, Tell City, Indiana, hereinafter referred to as Mulzer,

         WITNESSETH THAT:

         WHEREAS, Mulzer is the owner of 209,000 shares of the presently outstanding shares of the common stock of Thermwood, hereinafter referred to as Common Stock; and

         WHEREAS, Thermwood is desirous of obtaining from Mulzer the right, privilege and option to purchase said 209,000 shares of Common Stock owned by Mulzer, which Mulzer is willing to grant, under the following terms and conditions.

         NOW, THEREFORE, for and in consideration of the premise and mutual covenants hereinafter set forth, the parties hereto agree as follows:

         1. Mulzer hereby grants unto Thermwood, the right, privilege and option to purchase from Mulzer said 209,000 shares of Common Stock of Thermwood owned by Mulzer at a purchase price of Fifteen Dollars ($15.00) per share of said common stock, exercisable at any time after January 1, 2002 and before January 1, 2004, as to any number of or all such shares.

         2. In consideration of the right, privilege and option set forth in Paragraph 1 hereof, Thermwood shall pay Mulzer the amount of Five Thousand Dollars ($5,000.00) upon execution of this agreement.